Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS THIRD-QUARTER 2006 RESULTS

•	Net sales of $12.4 million reflect 8 percent year-over-year increase

•	Net loss of $1.8 million driven by slowdown in customer orders, costs related to Delta transaction, unabsorbed factory costs

GALION, Ohio, November 8, 2006 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and on-site installation services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the third quarter ended September 30, 2006.

Third-quarter 2006 Review

PECO II reported net sales of $12.4 million in the third quarter of 2006, an 8 percent increase over the $11.5 million reported in the third quarter of 2005. Excluding $2.5 million of revenues attributable to the Delta acquisition, third-quarter 2006 net sales decreased 14 percent from the third quarter of 2005. PECO II reported a net loss of $1.8 million, or $0.06 per basic and diluted share, for the third quarter of 2006, compared with a net loss of $0.2 million, or $0.01 per basic and diluted share, for the third quarter of 2005.

EBITDA was a loss of $1.0 million in the third quarter of 2006, compared with income of $0.1 million for the third quarter of 2005. An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

The net loss of $1.8 million for the third quarter of 2006 included $0.4 million of unabsorbed factory/production costs, $0.4 million in cost overruns on Service projects, $0.3 million related to non-cash amortization costs of Delta intangible assets, $0.2 million in Delta transition costs, $0.1 million in non-cash stock-based compensation costs, and $0.1 million in component cost increases.

PECO II, Inc. Third-quarter 2006 Results/2

John G. Heindel, president and chief executive officer, said, “The third-quarter performance reflects the impact of a downturn in customer orders combined with delays in forecasted orders from certain customers. Revenues declined sequentially, and the Company was unable to adjust its cost structure to account for this reduction in revenues. We believe that our previously announced plans to implement a strategic outsourcing program will provide the framework to transition fixed production costs to variable costs. We expect to be better equipped to react to shifts in our customers’ ordering patterns once we have implemented the outsourcing of our non-strategic manufacturing functions.”

Cash used for operating activities was $4.0 million for the nine months ended September 30, 2006. This was primarily due to operating losses and increases in inventories and costs and earnings in excess of billings, but was partially offset by increases in accounts payable and accruals. There was $1.3 million of cash provided by investing activities, which was primarily from the sale of the excess manufacturing facility less cash paid for the Delta acquisition. Cash provided by financing activities was $0.5 million, which included use of PECO II’s credit line and the issuance of common stock for options exercised.

Inventory increased by $5.7 million for the first nine months of 2006. This was primarily due to increased raw materials to support the business growth the Company has experienced in 2006, combined with inventory staged for orders that were anticipated in the quarter that have been delayed.

The book-to-bill ratio for the third quarter of 2006 was 0.9, compared with 1.1 in the third quarter of 2005. Customer order backlog of $6.1 million as of September 30, 2006, was an 18 percent decrease from the second quarter and a 30 percent decrease from the third quarter of 2005.

Gross margin decreased to $1.4 million for the third quarter of 2006, compared with $2.8 million during the corresponding period in 2005. The gross margin percentage of 11 percent was 13 percent less than the 24 percent in the corresponding period in 2005. This percentage reduction was driven primarily by: 1) unabsorbed factory/production costs resulting in lowering gross margin by $0.4 million; 2) Service projects overrun of $0.4 million; 3) Delta transition costs of $0.2 million; 4) raw material cost increases that could not be passed on to customers of $0.1 million; and 5) amortization of $0.2 million relating to the supply agreement obtained as part of the Delta acquisition. Delta transition costs are expected to end in November 2006.

SG&A expenses of $2.4 million for the third quarter of 2006 were $0.4 million greater than the corresponding period in 2005. This increase was primarily attributable to: 1) increased investment in sales resources of $0.2 million; 2) non-cash stock-based compensation of $0.1 million; and, 3) amortization cost of $0.1 million relating to the Delta acquisition.

R&D expenses for the third quarter of 2006 were $0.9 million, a 17 percent increase from $0.7 million in the comparable quarter in 2005. This increase was primarily attributed to the cost of external certification tests for new products being introduced to the market. The Company continues its efforts to bring new products to the telecom market that add value to or reduce the cost of customers’ offerings.

PECO II, Inc. Third-quarter 2006 Results/3

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, November 8, 2006, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Third-quarter 2006 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales:
Product	$8,965	$8,349	$26,646	$21,523
Services	3,457	3,133	9,825	8,602

	12,422	11,482	36,471	30,125

Cost of goods sold:
Product	7,679	6,030	21,824	15,817
Services	3,358	2,665	9,177	7,735

	11,037	8,695	31,001	23,552

Gross margin:
Product	1,286	2,319	4,822	5,706
Services	99	468	648	867

	1,385	2,787	5,470	6,573

Operating expenses:
Research, development and engineering	871	745	2,558	2,189
Selling, general and administrative	2,368	1,942	7,395	5,884
Real estate impairment	—	430	—	430

	3,239	3,117	9,953	8,503

Loss from operations	(1,854)	(330)	(4,483)	(1,930)
Loss from joint venture	—	—	—	(8)

Loss from operations after joint venture	(1,854)	(330)	(4,483)	(1,938)
Interest income, net	121	43	359	143

Loss before income taxes	(1,733)	(287)	(4,124)	(1,795)
Benefit (provision) for income taxes	(17)	74	47	54

Net loss	$(1,750)	$(213)	$(4,077)	$(1,741)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.01)	$(0.16)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	27,147	21,595	25,484	21,579

PECO II, Inc. Third-quarter 2006 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,635	$8,778
Accounts receivable, net of allowance of $80 in September 30, 2006 and $119 in December 31, 2005	6,816	7,046
Inventories, net of allowance of $2,080 in September 30, 2006 and $2,110 in December 31, 2005	13,808	8,124
Prepaid expenses and other current assets	328	732
Assets held for sale	1,300	3,518
Cost and earnings in excess of billings on uncompleted contracts	1,538	898
Restricted cash	3,500	3,683

Total current assets	33,925	32,779

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	4,638	4,608
Machinery and equipment	9,034	9,072
Furniture and fixtures	5,862	5,853

	19,729	19,728
Less-accumulated depreciation	(14,588)	(13,904)

Property and equipment, net	5,141	5,824
Other Assets:
Goodwill, net	6,126	1,774
Intangibles, net	5,163	—
Investment in joint venture	6	6

Total Assets	$50,361	$40,383

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$1,645	$1,419
Capital leases payable	97	92
Accounts payable	3,756	1,880
Accrued compensation expense	1,737	1,106
Billings in excess of cost and earnings on uncompleted contracts	306	79
Accrued income taxes	77	144
Other accrued expenses	3,682	4,455

Total current liabilities	11,300	9,175

Long-term Liabilities:
Capital leases payable, net of current portion	279	354

Shareholders’ Equity:
Common shares, no par value: authorized 150,000,000 shares; 27,149,201 and 22,201,666 shares issued at September 30, 2006 and December 31, 2005	3,444	2,816
Warrants	5,005	—
Additional paid-in capital	115,830	109,978
Retained deficit	(85,497)	(81,420)
Treasury shares, at cost, 0 and 346,925 shares at September 30, 2006 and December 31, 2005, respectively	—	(520)

Total shareholders’ equity	38,782	30,854

Total Liabilities and Shareholders’ Equity	$50,361	$40,383

PECO II, Inc. Third-quarter 2006 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

(In thousands)	For the Three Months Ended September 30, 2006	For the Three Months Ended September 30, 2005
3rd Quarter EBITDA Breakdown
Net Loss per GAAP	$(1,750)	$(213)
Interest expense	$39	$71
Taxes	$17	$(74)
Depreciation/ amortization	$524	$332
Non-cash stock-based compensation	$137	$—

EBITDA	$(1,033)	$116